EXHIBIT 5.1

PILLSBURY WINTHROP SHAW PITTMAN LLP

2550 Hanover Street, Palo Alto, CA 94304-1115

April 20, 2018

Identiv, Inc.

2201 Walnut Avenue, Suite 100

Fremont, CA 94538

Re:	Registration Statement on Form S-3

Ladies and Gentlemen:

We are acting as counsel for Identiv, Inc. a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-3 relating to the registration under the Securities Act of 1933 (the “Act”) of 7,541,446 shares of common stock, $0.001 par value per share (the “Common Stock”), of the Company, issuable upon conversion of shares of the Company’s Series B Non-Voting Convertible Preferred Stock, $0.001 par value per share (the “Preferred Stock”), all of which are to be offered and sold by certain stockholders of the Company (the “Shares”). The Shares shall include any additional amounts of Common Stock the offer and sale of which are registered pursuant to a registration statement filed pursuant to Rule 462(b) under the Act in connection with one or more offerings contemplated by such Registration Statement. Such Registration Statement, as amended, and including any registration statement related thereto and filed pursuant to Rule 462(b) under the Act, is herein referred to as the “Registration Statement.”

We have reviewed and are familiar with such documents, corporate proceedings and other matters as we have considered relevant or necessary as a basis for the opinions expressed in this letter. On the basis of the foregoing and the assumptions set forth below, and subject to the other qualifications and limitations set forth herein, we are of the opinion that the Shares have been duly authorized and, when issued by the Company upon conversion of the Preferred Stock in accordance with the Certificate of Designation of Preferences, Rights and Limitations of Series B Non-Voting Convertible Preferred Stock dated December 21, 2017, will be validly issued, fully paid and nonassessable.

We have assumed that (a) at or prior to the time of the delivery of any of the Shares, the Registration Statement will have been declared effective under the Act and a supplement to the Prospectus forming a part of the Registration Statement applicable to the offer and sale of such Shares will have been prepared and filed with the Securities and Exchange Commission (the “Commission”) pursuant to Rule 424(b) under the Act and (b) at the time of the issuance of any

Identiv, Inc.

April 20, 2018

of the Shares, the Company will have a sufficient number of authorized but unissued shares of Common Stock under the Certificate of Incorporation of the Company.

The opinions set forth in this letter are limited to the General Corporation Law of the State of Delaware, as in effect on the date hereof.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Registration Statement and in the Prospectus forming a part thereof and any supplement thereto. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ PILLSBURY WINTHROP SHAW PITTMAN LLP